EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Pre-Effective Amendment No. 1 to Form S-1 of TriLinc Global Impact Fund, LLC of our report dated February 7, 2013, relating to the balance sheet as of December 31, 2012, and the statements of operations, changes in member’s equity, and cash flows for the period from April 30, 2012 (date of inception) to December 31, 2012 and to the use of our name as it appears under the caption “Experts.”

/s/ SS&G, Inc.

Akron, Ohio

February 20, 2013